Exhibit 3.1

CERTIFICATE OF CONVERSION

FROM CORPORATION

TO LIMITED LIABILITY COMPANY

Pursuant to Sections 18-204 and 18-214 of the

Delaware Limited Liability Company Act

and Section 266 of the

General Corporation Law of the State of Delaware

1. The name of the corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company is Realogy Corporation.

2. The corporation was originally incorporated on the 27th day of January, 2006 under the laws of Delaware. The corporation’s jurisdiction of incorporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company is Delaware.

3. The name of the limited liability company into which the corporation shall be converted, as set forth in its Certificate of Formation, is Realogy Group LLC.

4. The Conversion has been approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of Delaware.

5. Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Conversion to Limited Liability Company shall be effective at 12:01 a.m. on October 11, 2012.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be executed this 10th day of October, 2012.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer